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                                                                   EXHIBIT 23(1)

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the inclusion in this Registration Statement of CanArgo Energy Corporation on Form S-1, of our report which includes a paragraph regarding the ability of CanArgo Energy Corporation to continue as a going concern, dated March 5, 1999 (except for Note 20, as to which the date is March 29, 1999) on our audit of the consolidated financial statements of CanArgo Energy Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and August 31, 1996 and the four-month period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."



/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 2, 1999